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                                                                   Exhibit 10.22

                             [ORBITAL LETTERHEAD]

July 28, 1997




Robert R. Lovell
162 Wilton Creek Road
Hartfield, Virginia  23071

Dear Bob:

This letter confirms my verbal offer to you to join Orbital Sciences Corporation as Executive Vice President and General Manager of our Space Systems Group, with responsibilities that include executive management and related duties of our satellite and space support services businesses based in Dulles and McLean, Virginia, and Germantown and Greenbelt, Maryland. You would report to me, be based at our headquarters in Dulles, Virginia, and assume this position upon the closing of Orbital's acquisition of CTA Incorporated's space business. The compensation package that I propose for this position is outlined below.

Your compensation package would consist of several elements. First, your base salary would be at the rate of $300,000 per year, paid on a bi-weekly basis and reviewed on an annual basis. Second, as a senior executive, you would participate in our management incentive plan, which provides an annual performance bonus in January of each year of up to 50% of base salary, based on overall company and operating group performance during the year. Third, you would be granted options to purchase 50,000 shares of Orbital common stock at fair market value on the date of grant in accordance with the terms of Orbital's 1997 Stock Option and Incentive Plan. In addition, as we discussed, you would participate in a special new business incentive plan, as outlined in Exhibit A hereto, and would be eligible for stock option grants in our International Satellite Holdings, Inc. subsidiary when it is established later this year. Fourth, in recognition of the fact that you will be living temporarily in the Northern Virginia area away from your home in Hartfield, Virginia, you will receive a housing allowance of $2,000 per month. Fifth, you would be eligible for Orbital's standard Change of Control Agreement and Indemnification Agreement, copies of which are attached hereto.

You also would be eligible for Orbital's deferred salary profit-sharing plan (our "401(k) Plan"), to which the company annually contributes an amount up to 4% of your salary, dependent upon company performance. In addition, Orbital will match your voluntary


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Robert R. Lovell
July 28, 1997
Page Two

tax-deferred contributions to the plan with an amount up to 4% of your salary. (Employee tax-deferred contributions to the plan are currently limited by law to $9,500 per year.) In addition, Orbital provides life, medical, dental and disability insurance programs for employees and eligible dependents. Our leave policy consists of four weeks per year of combined annual and sick leave, and we also recognize ten annual holidays.

If these terms are acceptable, please forward your acknowledgment to us by signing below.

Bob, I am very excited about the prospect of you joining our team and helping to make the company the world's leading space enterprise in the 21st Century. All of us at Orbital look forward to working with you in the years ahead.

With best regards,



David W. Thompson
President and Chief Executive Officer

Enclosures


ACCEPTANCE:

/s/ ROBERT R. LOVELL
----------------------------------   ---------------
Robert R. Lovell                         (Date)


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                                    Exhibit A


                       SPECIAL NEW BUSINESS INCENTIVE PLAN


Special cash bonuses paid (shared 1/2 by Robert R. Lovell and 1/2 by Ricardo de Bastos) as follows:

        1/4% for first $25 million (after initial $100 million) in SSG-generated, firm backlog new business booked in each July 1 - June 30 12-month period

        3/8% for next $50 million in SSG-generated, firm backlog new business booked in each July 1 - June 30 12-month period

        1/2% for next $75 million in SSG-generated, firm backlog new business booked in each July 1 - June 30 12-month period

        (Maximum bonus = $625,000 per year/$312,500 per person)

Notes:

1. If another Orbital division is responsible for bringing in new business that includes a satellite order, only that satellite is credited under the Incentive Plan.

2. If SSG is responsible for bringing in new business that includes launch vehicles, ground stations, or other products other than satellites, all such other products are also credited under the Incentive Plan.

3. For the purposes of this Plan, sales made by ISH shall be considered in the same fashion as sales made directly by SSG (as in (2.) above).